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                                  EXHIBIT 5.1

                     [LETTERHEAD OF VINSON & ELKINS L.L.P.]

                                August 24, 1998


International Home Foods, Inc.
1633 Littleton Road
Parsippany, New Jersey 07054

Ladies and Gentlemen:

         We have acted as counsel for International Home Foods, Inc., a Delaware corporation (the "COMPANY"), in connection with the Company's registration on Form S-8 under the Securities Act of 1933, as amended (the "ACT"), of 5,000,000 shares (the "SHARES") of common stock (the "COMMON STOCK"), par value $0.01 per share, of the Company, as that number may be adjusted from time to time pursuant to the provisions of the International Home Foods, Inc. 1997 Stock Option Plan (as amended, the "PLAN"), that may be issued pursuant to the Plan under the Company's Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission (the "COMMISSION").

         In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement on Form S-8,
(ii) the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Bylaws of the Company, (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company relating to the Plan, and (v) the Plan.

         We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.

         We have also assumed that the Company will receive the full amount and type of consideration (as specified in the Plan) for each of the Shares upon issuance, that such consideration will be in cash, personal property, or services already performed, that such consideration will equal or exceed the par value per share of Common Stock, that appropriate certificates evidencing the Shares will be properly executed upon such issuance, and that each grant of an award pursuant to the Plan will be duly authorized.
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International Home Foods, Inc.
August 20, 1998
Page 2

         Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that each Share, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

         This opinion is limited in all respects to the laws of the State of Texas, the Delaware General Corporation Law and the federal laws of the United States of America. You should be aware that we are not admitted to the practice of law in the State of Delaware.

         This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ Vinson & Elkins L.L.P.

                                        VINSON & ELKINS L.L.P.